Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Funds, Inc.

811-05309

A special meeting of the shareholders of Nuveen
 International Fund (the Fund), a series of Nuveen
Investment Funds, Inc., was held on October 18,
2013.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen International
Select Fund, a Series of Nuveen Investment Funds,
 Inc.

The results of the shareholder vote of were as follows:

<c>International
 Fund
To approve an Agreement and
Plan of Reorganization

   For
              5,855,597
   Against
                   16,563
   Abstain
                   31,576
      Total
              5,903,736

Proxy materials are herein incorporated by reference contained in the 497 filing on August 20, 2013, accession number 0001193125-13-340863.